PHILLIPS

INVOICE

Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segre

Account No: [***]
Invoice No: [***]
Paddle No: [***]
Tax Resale No:

Sale Title
Modern & Contemporary Art: Afternoon Session

Sale Date	Sale Number	Auctioneer
21-May-2026	[***]	Jeremiah Evarts / Sarah Krueger ()

Lot No	Description	Hammer	Buyer's Premium	Total Amount
* 329	**Carmen Herrera** Blanco y Negro	250,000.00	62,500.00	$312,500.00

* Priority Bidding Lot(s): Preferential Buyer's Premium rates applied, subject to full payment being made by the payment due date. Lots will be re-invoiced at Phillips' standard Buyer's Premium rates if not fully paid by the payment due date.

Ship To:
Masterworks Gallery, LLC as agent for Masterworks Cayman, SPC, acting on behalf of its Gallery Segre
315 Ruthar Drive
Delaware Freeport
Newark, DE 19702

Total Amount Payable	**$312,500.00**
Sales Tax	**$0.00**
Total Amount Due	**$312,500.00**

PLEASE NOTE THAT THE PAYMENT IS DUE IMMEDIATELY AND MUST BE MADE BY THE INVOICED PARTY

Bank Transfer Details: [***], for the account of [***], Account No. [***], SWIFT: [***], ABA Routing Number [***] The purchase of the lots listed above is subject to the Conditions of Sale set out in the auction catalogue for the above referenced sale.

For information on the Buyer's Premium, please see the Buyer's Guide found on the Phillips website www.phillips.com

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